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                                                             Exhibit 23(h)(iii)

                           SA FUNDS - INVESTMENT TRUST

                          SHAREHOLDER SERVICE AGREEMENT



         AGREEMENT made this 8th day of July 1999, by and between SA FUNDS - INVESTMENT TRUST, a Delaware business trust (the "Trust"), and RWB ADVISORY SERVICES INC. ("RWB"), a Maryland corporation.

         WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act")for the purpose of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the 1940 Act and the Securities Act of 1933, as such Registration Statement may from time to time be amended and supplemented; and

         WHEREAS, the Trust desires to retain RWB to furnish certain shareholder services to the Trust, and RWB is willing to furnish such services, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed as follows:

         1. APPOINTMENT OF RWB. The Trust hereby appoints RWB to serve as shareholder service agent to the Trust, subject to the direction of the Board of Trustees and the officers of the Trust for the period and on the terms hereinafter set forth. RWB hereby accepts such appointment and agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described herein for the compensation as provided in Section 3 of this Agreement.

         The Trust will initially consist of the series and/or class(es) of shares (each a "Fund") listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds with respect to which the Trust wishes to retain RWB to act as service agent hereunder, the Trust shall notify RWB in writing. Upon written acceptance by RWB, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation payable by the Trust and its Funds) may be modified with respect to each additional Fund in writing by the Trust and RWB at the time of the addition of the Fund.

         2. SERVICES TO BE PROVIDED BY RWB. RWB shall provide the following services to each Fund:

               A. Establish and maintain a toll-free telephone number for shareholders of the Fund to use to obtain or receive up-to-date account information;


               B. Provide to shareholders of the Fund quarterly reports with respect to the performance of the Fund, such reports to be separate and apart from the Trust's semi-annual and annual reports to shareholders; and

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               C. Provide the shareholders of the Fund with such information regarding the operation and affairs of the Fund, and their investment in its shares, as they or the Trust may reasonably request.

         3. COMPENSATION OF RWB. For the services to be rendered by RWB as provided in Section 2 of this Agreement, each Fund shall pay to RWB, at the end of each month, a fee equal to one-twelfth of 0.25 percent of average daily net assets of the Class S Shares of the Fund and one-twelfth of 0.05 percent of average daily net assets of the Class I Shares of the Fund. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

         4. ACTIVITIES OF RWB. The services of RWB to the Trust or in respect of a Fund are not to be deemed exclusive, and RWB shall be free to render similar services to others as long as its services to the Trust or in respect of a Fund are not impaired thereby.

         5. RESPONSIBILITY OF RWB. In the performance of its duties hereunder, RWB shall be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performed under this Agreement. RWB shall be under no duty to take any action on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by RWB in writing. RWB shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to RWB's conduct shall be the care that would be exercised by a similarly situated service provider, supplying substantially the same services under substantially similar circumstances.

         No provision of this Agreement shall be deemed to protect RWB against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         6. DURATION AND TERMINATION. This Agreement shall become effective on ______, 1999, provided that prior to such date it shall have been approved by the Board of Trustees of the Trust including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and shall continue in effect until terminated by the Trust or RWB. This Agreement may at any time be terminated without penalty by vote of the Board of Trustees of the Trust on sixty days' written notice to RWB. This Agreement may be terminated by RWB after ninety days' written notice to the Trust.

         7. NOTICES. Any notices under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

         8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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         9. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         11. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 8th day of July, 1999.


RWB ADVISORY SERVICES INC.                  SA FUNDS - INVESTMENT TRUST


By: /s/ John J. Bowen, Jr.                  By: /s/ John J. Bowen, Jr.
   ---------------------------                 ----------------------------
      John J. Bowen, Jr.                          John J. Bowen, Jr.
      Title: President and Chief                  Title: President and Chief
              Executive Officer                           Executive Officer


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                                   SCHEDULE A

                           SA FUNDS - INVESTMENT TRUST


SA Fixed Income Fund - Class S Shares

SA U.S. Market Fund - Class S Shares

SA U.S. HBtM Fund - Class S Shares

SA U.S. Small Fund - Class S Shares

SA International HBtM Fund - Class S Shares

SA International Small Fund Class S Shares


SA Fixed Income Fund - Class I Shares

SA U.S. Fund - Class I Shares

SA U.S. HBtM Fund - Class I Shares

SA U.S. Small Fund - Class I Shares

SA International HBtM Fund - Class I Shares

SA International Small Fund - Class I Shares